Exhibit 99.1

For Immediate Release

Contact:	Anne Madison	Joseph M. Squeri
	Vice President	Executive Vice President
	Corporate Communications	and Chief Financial Officer
	Tel: 301-592-6723	Tel: 301-592-5006

CHOICE HOTELS REPORTS 3rd QUARTER 2005 ADJUSTED DILUTED EPS

GAIN OF 16% AND OPERATING INCOME INCREASE OF 12%

Company Exceeds 4,000 Domestic Units Open; New Domestic Hotel Franchise Contracts Rise 17%

SILVER SPRING, Md. (October 27, 2005) – Choice Hotels International, Inc., (NYSE:CHH) today reported the following highlights for the third quarter of 2005:

•	Adjusted diluted earnings per share (EPS) for the third quarter increased 16% to $0.43, excluding the tax effects related to the resolution of certain tax contingencies and the Company’s repatriation of foreign earnings pursuant to the American Jobs Creation Act, compared to adjusted diluted EPS of $0.37 for the third quarter 2004, which excluded the effects of debt extinguishment costs; Diluted EPS for the third quarter 2005 was $0.48, compared to $0.36 for the same period in 2004;

•	Operating income increased 12% to $47.8 million for third quarter 2005 compared to $42.5 million for the same period of the prior year;

•	Domestic unit growth increased 6.1%, including the acquisition of the 67 unit Suburban Extended Stay Hotels chain on September 28, 2005;

•	New hotel franchise contracts increased 17% for third quarter 2005 to 143, year-to-date new domestic hotel franchise contracts were up 18% to 419;

•	Initial franchise and relicensing fees increased 17% for third quarter 2005;

•	Royalty revenues rose 12% and franchising and total revenues each increased 11% for third quarter 2005;

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•	Domestic system-wide revenue per available room (RevPAR) increased 5.8% to $46.93 for third quarter 2005 compared to third quarter 2004;

•	Effective royalty rate increased 3 basis points to 4.07% for third quarter 2005;

•	The domestic hotel pipeline of hotels under construction, awaiting conversion or approved for development increased more than 25% to 497 hotels representing 37,688 rooms; the worldwide pipeline increased 18% to 581 hotels, representing 45,368 rooms;

•	Company announces 2005 fourth quarter guidance of $0.29 to $0.31 diluted earnings per share; full year 2005 guidance updated to $1.22 to $1.24 adjusted diluted earnings per share.

“We are pleased that royalty revenues and new hotel franchise contracts continue to grow at a strong pace,” said Charles A. Ledsinger, Jr., president and chief executive officer. “Our franchise contract, unit and RevPAR growth continues to demonstrate the strength of our value proposition to hotel developers and consumers. In addition, the acquisition of the Suburban Extended Stay Hotels chain gives us an immediate leadership position in a fast-growing segment.”

He added, “The recent stock split and dividend increase demonstrate Choice’s ongoing commitment to building and returning value to shareholders. We are enthusiastic about the company’s 2005 performance to date and we expect continued success for the remainder of the year.”

Two-For-One Stock Split

The Company affected a two-for-one stock split of its outstanding shares of common stock, par value $.01 per share, effective on October 21, 2005. All share information on the financial statements and in this release, including per share amounts, have been proportionally adjusted as if the two-for-one stock split had been effective as of the date or period presented.

Third Quarter 2005 Performance

Choice reported third quarter 2005 net income of $32.5 million, or $0.48 diluted earnings per share, a 33% increase in diluted EPS over the same period in 2004.

Operating income for third quarter 2005 increased 12% from $42.5 million to $47.8 million. Franchising margins for the third quarter increased to 69.8% from 69.1% reported for the same period a year ago.

Royalty revenues for third quarter 2005 were $58.1 million, compared to $51.8 million for third quarter 2004, a 12% increase.

The company also reported total revenues of $142.1 million for third quarter 2005, compared to $127.5 million in third quarter 2004, an increase of 11%. Franchising revenues, which include royalty revenues, initial franchise and relicensing fees, partner services and other revenue, increased 11% in third quarter 2005 to $68.0 million from $61.1 million for the same period a year ago.

System-wide RevPAR was $46.93 for third quarter 2005, compared to $44.35 for the same period in 2004, a 5.8% increase.

For the third quarter of 2005, the effective royalty rate increased 3 basis points from 4.04% to 4.07%.

For the first nine months of 2005, Choice reported net income of $66.0 million, or $0.99 diluted EPS, increases of 22% and 29% respectively over the $54.0 million and $0.77 diluted EPS reported for the first nine months of 2004. Operating income through September 30, 2005 increased 15% to $107.5 million, compared to $93.5 million for the same period a year ago.

For the first three quarters of 2005, royalty revenues grew 11% to $138.2 million from $124.2 million in the first nine months of 2004.

For the first nine months of 2005, total revenues were $355.7 million, an increase of 11% over the same period in 2004. Franchising revenues were $167.7 million, a 12% increase over the $150.0 million reported in the first nine months of 2004. Franchising margins for the first nine months of 2005 increased to 63.5% from 61.9% for the same period a year ago.

System-wide RevPAR was $37.99 for the nine months ended September 30, 2005, compared to $35.95 for the same period in 2004, an increase of 5.7%.

The effective royalty rate for the first three quarters of 2005 was 4.08%, a 4 basis point improvement from 4.04% for 2004.

Net income and diluted earnings per share for the three and nine months ended September 30, 2005 include additional income tax expense of approximately $1.2 million related to the Company’s plan to repatriate approximately $23.5 million of foreign earnings pursuant to the American Jobs Creation Act and a reduction of income tax expense related to the resolution of certain tax contingencies of approximately $4.9 million. Those items represent diluted EPS of $0.05, net, for the three and nine months ended September 30, 2005.

Net income and diluted earnings per share for the quarter and nine months ended September 30, 2004 include a loss of approximately $0.7 million ($0.4 million, net of the related tax effect) related to the extinguishment of debt. This item represented diluted EPS of $0.01 for the three and nine months ended September 30, 2004.

Unit Growth

The number of domestic Choice hotels on-line, excluding franchises obtained in the acquisition of Suburban Extended Stay Hotels, grew by 4.3% to 3,961 (319,357 rooms on-line) as of September 30, 2005, from 3,796 (306,797 rooms on-line) as of the same period a year ago. Net domestic franchise additions in third quarter 2005 were 35, compared to 73 for the same period in 2004. For the first nine months of this year, net domestic franchise additions were 127, compared to 160 for the same period a year ago. Net domestic franchise additions declined as a result of franchise terminations increasing from 120 in 2004 to 174 in 2005. The increase in franchise terminations reflects a concerted effort to terminate under performing franchises and replace them with higher quality units.

On September 28, 2005, the Company acquired the Suburban Extended Stay Hotels brand representing 67 units open and operating in the United States. Acquisition of this brand increased the Company’s domestic units under contract to 4,028 units a 6.1% increase over the number of units at September 30, 2004.

Choice executed 143 new domestic hotel franchise contracts representing 11,757 rooms in third quarter 2005, compared to 122 new contracts representing 10,162 rooms for the same period a year ago,

increases of 17% and 16%, respectively. For the year through September 30, 2005, Choice has executed 419 new domestic hotel franchise contracts, representing 34,995 rooms, compared to 354 contracts, representing 30,149 rooms, for the same period in 2004, increases of 18% and 16%, respectively. These increases in executed contracts and an increase in the number of existing franchise relicensings have contributed to a 17% and 23% increase in initial franchise and relicensing fees for the three and nine months ended September 30, 2005, respectively, over the same periods of the prior year.

For third quarter 2005, 46 contracts for new construction hotel franchises, representing 3,435 rooms, were executed, compared to 40 contracts, representing 2,722 rooms for the same period a year ago, increases of approximately 15% and 26%, respectively. For the nine months ended September 30, 2005, 139 contracts for new construction hotels representing 10,490 rooms were executed, representing increases of 39% and 53%, respectively, compared to 100 contracts, representing 6,858 rooms, for new construction hotels for the same period a year ago.

As of September 30, 2005, Choice had 497 hotels under development in its domestic hotel system, representing 37,688 rooms, compared to 397 hotels and 30,776 rooms at the same date in 2004, increases of 25% and 22%, respectively.

Also as of September 30, 2005, the number of Choice hotels on-line worldwide grew 3% to 5,128 from 4,959 as of the same date a year ago. This growth represents an increase of 4% in the number of rooms open to 417,415 from 402,519. As of September 30, 2005, Choice had 581 hotels under development worldwide, representing 45,368 rooms, compared to 492 hotels, representing 39,127 rooms, at the same date in 2004.

Use of Free Cash Flow

The company has consistently used the free cash flow (cash flow from operations less capital expenditures) generated from its operations to return value to shareholders. This is primarily achieved through share repurchases and dividends.

For the nine months ended September 30, 2005, the company purchased 0.8 million shares of its common stock at an average price of $30.15 per share for a total cost of $23.9 million. Since October 1,

2005 and through October 27, 2005, the company has purchased an additional 0.6 million shares of its common stock at an average price of $32.02 per share for a total cost of $17.9 million. The company has remaining authorization to purchase up to 2.3 million shares. Since Choice announced its stock repurchase program on June 25, 1998 and through October 27, 2005, the company has purchased 66.4 million shares of its common stock at an average price of $10.61 per share and a total cost of $704.5 million.

For the nine months ended September 30, 2005, the company paid $21.8 million of cash dividends to shareholders. On September 14, 2005, the Company’s board of directors approved an increase in the quarterly cash dividend on the common stock from $0.1125 to $0.13 per common share payable on October 21, 2005 to shareholders of record on October 7, 2005. This increase will result in an annual dividend rate per share of $0.52, a 15.5% increase from the previous annual dividend rate of $0.45.

The company expects to continue to return value to its shareholders through a combination of share repurchases and dividends.

Fourth Quarter & Full Year 2005

The company’s fourth quarter diluted EPS is expected to be $0.29 to $0.31. These fourth quarter estimates assume the existing share count and RevPAR growth of approximately 5% to 6%. Full year adjusted diluted EPS is expected to be $1.22 to $1.24. Adjusted diluted EPS excludes the 3rd quarter 2005 tax effects of the repatriation of foreign earnings and resolution of tax contingencies. Full year diluted EPS is expected to be $1.27 to $1.29. These estimates assume the existing share count and RevPAR growth for full year 2005 of approximately 5% to 6%.

Adjusted diluted earnings per share, franchising revenues, franchising margins and free cash flows are non-GAAP financial measurements. These financial measurements are presented as supplemental disclosures because they are used by management in reviewing and analyzing the company’s performance. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States

(GAAP), such as diluted earnings per share, total revenues, operating income margins and cash flows from operations. The company’s calculation of these measurements may be different from the calculation used by other companies and therefore comparability may be limited. The company has included exhibits accompanying this release that reconcile these measures to the comparable GAAP measurement.

Conference Call

Choice will conduct a conference call on Friday, October 28, 2005 at 10 a.m. Eastern time to discuss the company’s third quarter 2005 earnings. The call-in number to listen to the call is 1-877-209-0397. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com. Interested investors and other parties wishing to access the call on the Web should go to the Web site, click on the Investor Info link. The Investor Information page will feature a conference call microphone icon to access the call.

The audio of the call will be archived and available on www.choicehotels.com for those unable to listen to the call on October 28. It also will be archived and available for replay until November 28 by calling 1-800-475-6701. The access code for the replay is: 797976.

Choice Hotels International franchises more than 5,000 hotels, representing more than 400,000 rooms, in the United States and more than 40 countries and territories. As of September 30, 2005, 497 hotels are under development in the United States, representing 37,688 rooms, and an additional 84 hotels, representing 7,680 rooms, are under development in more than 40 countries and territories. The company’s Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn, MainStay Suites and Suburban Extended Stay Hotels brands serve guests worldwide.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its form 10-K for the period ended December 31, 2004.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, MainStay Suites, Suburban Extended Stay Hotels, Econo Lodge, and Rodeway Inn are proprietary trademarks and service marks of Choice Hotels International.

© 2005 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc.	Exhibit 1

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
REVENUES:

Royalty fees	$58,063	$51,845	$138,220	$124,231
Initial franchise and relicensing fees	5,769	4,927	16,671	13,546
Partner services	3,122	3,027	10,358	9,282
Marketing and reservation	72,961	65,379	184,814	169,107
Hotel operations	1,153	1,018	3,214	2,762
Other	1,003	1,312	2,457	2,983

Total revenues	142,071	127,508	355,734	321,911

OPERATING EXPENSES:

Selling, general and administrative	18,346	16,374	54,360	49,612
Depreciation and amortization	2,188	2,489	6,769	7,525
Marketing and reservation	72,961	65,379	184,814	169,107
Hotel operations	789	778	2,288	2,150

Total operating expenses	94,284	85,020	248,231	228,394

Operating income	47,787	42,488	107,503	93,517

OTHER INCOME AND EXPENSES:
Interest expense	3,815	2,921	11,294	8,277
Interest and other investment (income) loss	(721)	75	(994)	(323)
Equity in net income of affiliates	(267)	(175)	(621)	(451)
Loss on extinguishment of debt	—	696	—	696
Gain on sale of assets	(197)	—	(383)	—

Total other income and expenses	2,630	3,517	9,296	8,199

Income before income taxes	45,157	38,971	98,207	85,318
Income taxes	12,691	14,055	32,194	31,305

Net income	$32,466	$24,916	$66,013	$54,013

Weighted average shares outstanding-basic	64,756	65,613	64,452	66,978

Weighted average shares outstanding-diluted	66,963	68,519	66,630	69,740

Basic earnings per share	$0.50	$0.38	$1.02	$0.81

Diluted earnings per share	$0.48	$0.36	$0.99	$0.77

Choice Hotels International, Inc.	Exhibit 2

Consolidated Balance Sheets

(In thousands)	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

Cash and cash equivalents	$37,251	$28,518
Accounts receivable, net	42,926	34,611
Deferred income taxes	2,252	2,252
Other current assets	4,265	4,212

Total current assets	86,694	69,593

Fixed assets and intangibles, net	152,795	142,907
Receivable — marketing and reservation fees	14,891	21,683
Other assets	34,183	29,169

Total assets	288,563	263,352

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current portion of long-term debt	775	10,146
Other current liabilities	120,319	91,909

Total current liabilities	121,094	102,055

Long-term debt	295,892	318,557
Deferred income taxes	2,479	6,974
Other liabilities	33,689	38,819

Total liabilities	453,154	466,405

Total shareholders’ deficit	(164,591)	(203,053)

Total liabilities and shareholders’ deficit	$288,563	$263,352

Choice Hotels International, Inc.	Exhibit 3

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Nine Months Ended
	September 30, 2005	September 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$66,013	$54,013
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,769	7,525
Gain on sale of assets	(383)	—
Provision for bad debts	102	215
Non-cash stock compensation	3,877	3,100
Non-cash interest and other investment (income) loss	(346)	157
Loss on extinguishment of debt	—	696
Equity in net income of affiliates	(621)	(451)

Changes in assets and liabilities, net of acquisitions:
Receivables	(8,089)	(9,032)
Receivable - marketing and reservation fees, net	13,351	18,222
Accounts payable	(1,545)	(2,368)
Accrued expenses and other	5,041	3,040
Income taxes payable	23,842	10,120
Deferred income taxes	(7,006)	(8,666)
Deferred revenue	4,000	(839)
Other current assets	87	236
Other liabilities	(6,179)	(934)

NET CASH PROVIDED BY OPERATING ACTIVITIES	98,913	75,034

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(10,242)	(4,266)
Proceeds from disposition of assets	2,811	—
Issuance of notes receivable	(1,456)	(1,781)
Proceeds from sales of investments	3,239	3,318
Purchases of investments	(7,723)	(6,090)
Acquisition of surburban, net of cash acquired	(7,413)	—
Other items, net	(447)	(431)

NET CASH USED IN INVESTING ACTIVITIES	(21,231)	(9,250)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from long-term debt	—	192,000
Principal payments of long-term debt	(109)	(267,693)
Net (repayments) borrowings persuant to revolving credit facility	(32,604)	137,118
Debt issuance costs	(193)	(1,010)
Purchase of treasury stock	(23,935)	(101,336)
Dividends paid	(21,813)	(20,125)
Proceeds from exercise of stock options	9,705	5,590

NET CASH USED IN FINANCING ACTIVITIES	(68,949)	(55,456)

Net change in cash and cash equivalents	8,733	10,328
Cash and cash equivalents at beginning of period	28,518	20,714

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$37,251	$31,042

Exhibit 4

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL OPERATING INFORMATION BY BRAND

DOMESTIC HOTEL SYSTEM

(UNAUDITED)

	For the Quarter Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
COMFORT INN
Hotels	1,440	1,433	1,440	1,433
Rooms	112,903	112,323	112,903	112,323
Avg. Daily Rate	$73.81	$70.21	$68.85	$65.47
Occupancy %	71.6%	69.7%	61.1%	59.7%
RevPAR	$52.87	$48.95	$42.05	$39.06

COMFORT SUITES
Hotels	410	383	410	383
Rooms	32,142	30,210	32,142	30,210
Avg. Daily Rate	$80.71	$76.49	$77.59	$73.95
Occupancy %	73.5%	71.7%	65.6%	64.2%
RevPAR	$59.32	$54.87	$50.91	$47.45

QUALITY
Hotels	644	549	644	549
Rooms	64,908	56,522	64,908	56,522
Avg. Daily Rate	$69.99	$68.88	$65.37	$64.24
Occupancy %	63.5%	63.4%	54.4%	54.2%
RevPAR	$44.42	$43.68	$35.57	$34.80

CLARION
Hotels	148	157	148	157
Rooms	22,685	23,555	22,685	23,555
Avg. Daily Rate	$77.94	$74.98	$74.25	$72.33
Occupancy %	60.1%	58.4%	52.0%	51.3%
RevPAR	$46.87	$43.82	$38.59	$37.07

SLEEP
Hotels	316	311	316	311
Rooms	24,032	23,807	24,032	23,807
Avg. Daily Rate	$65.77	$62.94	$62.46	$59.44
Occupancy %	69.1%	67.4%	60.7%	59.3%
RevPAR	$45.43	$42.45	$37.91	$35.23

MAINSTAY
Hotels	28	27	28	27
Rooms	2,190	2,150	2,190	2,150
Avg. Daily Rate	$67.97	$64.37	$64.48	$60.78
Occupancy %	73.4%	67.9%	64.9%	61.1%
RevPAR	$49.89	$43.71	$41.84	$37.14

ECONO LODGE
Hotels	803	770	803	770
Rooms	49,851	47,468	49,851	47,468
Avg. Daily Rate	$55.11	$53.38	$50.99	$48.97
Occupancy %	57.1%	56.7%	48.3%	48.3%
RevPAR	$31.49	$30.26	$24.64	$23.64

RODEWAY
Hotels	172	166	172	166
Rooms	10,646	10,762	10,646	10,762
Avg. Daily Rate	$56.80	$57.92	$50.57	$53.13
Occupancy %	54.8%	58.6%	47.4%	48.5%
RevPAR	$31.10	$33.93	$23.99	$25.78

TOTAL CHOICE - DOMESTIC
Hotels	3,961	3,796	3,961	3,796
Rooms	319,357	306,797	319,357	306,797
Avg. Daily Rate	$70.59	$67.80	$66.33	$63.70
Occupancy %	66.5%	65.4%	57.3%	56.4%
RevPAR	$46.93	$44.35	$37.99	$35.95
Effective Royalty Rate	4.07%	4.04%	4.08%	4.04%

Exhibit 5

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF FRANCHISING REVENUES AND FRANCHISING MARGINS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(dollar amounts in thousands)	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Franchising Revenues:

Total Revenues	$142,071	$127,508	$355,734	$321,911
Adjustments:
Marketing and reservation revenues	(72,961)	(65,379)	(184,814)	(169,107)
Hotel Operations	(1,153)	(1,018)	(3,214)	(2,762)

Franchising Revenues	$67,957	$61,111	$167,706	$150,042

Franchising Margins:

Operating Margin:

Total Revenues	$142,071	$127,508	$355,734	$321,911
Operating Income	$47,787	$42,488	$107,503	$93,517

Operating Margin	33.6%	33.3%	30.2%	29.1%

Franchising Margin:

Franchising Revenues	$67,957	$61,111	$167,706	$150,042

Operating Income	$47,787	$42,488	$107,503	$93,517
Less: Hotel Operations	364	240	926	612

	$47,423	$42,248	$106,577	$92,905

Franchising Margins	69.8%	69.1%	63.5%	61.9%

Exhibit 6

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Adjusted Net Income

Net Income	$32,466	$24,916	$66,013	$54,013
Adjustments:
Debt Extinguishment Costs	—	433	—	433
Reversal of Provisions for Income Tax Contingencies	(4,896)		(4,896)
Income Tax Expense Incurred Due to Foreign Earnings Repatriation	1,192	—	1,192	—

Adjusted Net Income	$28,762	$25,349	$62,309	$54,446

Weighted average shares outstanding-diluted	66,963	68,519	66,630	69,740

Diluted Earnings Per Share	$0.48	$0.36	$0.99	$0.77
Adjustments:
Debt Extinguishment Costs	—	0.01	—	0.01
Reversal of Provisions for Income Tax Contingencies	(0.07)	—	(0.07)
Income Tax Expense Incurred Due to Foreign Earnings Repatriation	0.02	—	0.02	—

Adjusted Diluted Earnings Per Share (EPS)	$0.43	$0.37	$0.94	$0.78